Exhibit 23

                            [LETTERHEAD OF KPMG LLP]

                       Consent of Independent Accountants

To the Board of Directors and Stockholders
Comtech Telecommunications Corp.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-66278, 33-83584, 333-68967 and 333-51708) and on Form S-3 (No.
333-107395) of Comtech Telecommunications Corp. of our report dated September 18, 2003, relating to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2003, and related consolidated financial statement schedule, which report appears in the July 31, 2003 annual report on Form 10-K of Comtech Telecommunications Corp.


                                                             KPMG LLP

Melville, New York
September 23, 2003